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                           INTEVAC, INC.                            EXHIBIT 11.1

                       COMPUTATION OF NET INCOME PER SHARE
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                                              Three Months Ended             Six Months Ended
                                                              ------------------             ----------------
                                                              Jun. 29,     Jul. 1,         Jun. 29,      Jul. 1,
                                                               1996         1995            1996           1995
                                                            ---------    ---------        ---------     --------
Shares used in Calculation of Net Income Per Share:
     Average common shares outstanding....................     12,256          688           12,252          689
     Net effect of dilutive stock options.................        ---          129              ---          129
     Shares related to SAB Nos. 55, 64 and 83:
         Stock options....................................        ---          217              ---          217
         Ordinary shares issued...........................        ---          579              ---          579
     Series A convertible preferred shares
         as-if-converted..................................        ---        8,680              ---        8,680
                                                            ---------    ---------        ---------     --------
                                                               12,256       10,293           12,252       10,294
                                                            =========    =========        =========     ========

Income (loss) from continuing operations..................  $  (3,225)   $   1,637        $  (1,328)    $  2,104

Net income (loss).........................................  $  (3,225)   $   1,637        $  (1,328)    $  3,439

Income (loss) per share from continuing operations........  $   (0.26)   $    0.16        $   (0.11)    $   0.20

Net income (loss) per share...............................  $   (0.26)   $    0.16        $   (0.11)    $   0.33
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